Exhibit 4.23

UVZ-No 63/2022

Done

in Frankfurt am Main

on

March 24, 2022

before me, the undersigned

Notary

Kristof Schnitzler

with official office in

Frankfurt am Main

appeared today

1

Dr. Toni Kirschbaum, born on August 17, 1975, residing at Joachim-Friedrich-Straf3e 22, 10711 Berlin, Germany, identified by way of presentation a valid photo identification document card, hereafter acting

1.1	in its own name

— “Founder 1” —

1.2

on behalf of Blitz B22-203 GmbH, (in future SWVL Germany GmbH) a limited liability company (Gesellschaft mit beschrankter Haftung) organized under the laws of Germany, with its registered address at Maximiliansplatz 17, 80333 Munich (in future TorstraBe 109, 10119 Berlin), Germany, registered with the commercial register at the local court of Charlottenburg (Berlin) under HRB 238984 B, as managing director with sole power of representation and exempt from the restrictions of Sec. 181 BGB for the purpose of the content of this Deed on the basis of shareholders resolutions as of (i) March 23, 2022 and (ii) March 24, 2022, the originals of which were available during the recording of this Deed and of which certified copies are attached to this Deed as Annex PoA 1.2

— “Buyer” —

1.3

on behalf of Door2DoorGmbH, a limited liability company (Gesellschaft mit beschreinkter Haftung) organized under the laws of Germany with registered address at TorstraBe 109, 10119 Berlin, registered with the commercial register at the local court of Charlottenburg (Berlin) under HRB 130795 B, as — which the Notary hereby certifies on the basis of inspection of the electronic commercial register of today —managing director with sole power of representation and exempt from the restrictions of Sec. 181 BGB

— “Company”-—

1.4

on behalf of Social Media Enterprises GmbH, a limited liability company (Gesell- schaft mit beschninkter Haftung) organized under the laws of Germany, with its registered address at Bockenheimer Landstral3e 20, 60323 Frankfurt am Main, Germany, registered with the commercial register at the local court of Frankfurt am Main under HRB 105460, as representative with sole power of representation and exempt from the restrictions of Sec. 181 BGB, by virtue of a power of attorney dated March 21, 2022, a copy of which was available at the time of notarisation and which — after receipt of the original — will be attached in certified form to this Deed as Annex PoA 1.4

— “Seller 4” —

2	Mr. Maxim Nohroudi, born on June 19, 1979, residing at Trabener Stral3e 19, 14193 Berlin, Germany, identified by way of presentation a valid photo identification document card, hereafter acting

2.1	in its own name

— “Founder 2”;

Founder I and Founder 2 collectively the “Founders”

and individually a “Founder” —

2.2

on behalf of Rivertree Beteiligungsgesellschaft mbH, a limited liability company (Gesellschaft mit beschrankter Hafiung) organized under the laws of Germany, with its registered address at Torstral3e 109, 10119 Berlin, Germany, registered with the commercial register at the local court of Dusseldorf under HRB 63285, as — which the Notary hereby certifies on the basis of inspection of the electronic commercial register of today — managing director with sole power of representation and exempt from the restrictions of Sec. 181 BGB

— “Seller 1” —

2.3

on behalf of Dr. Gunther Lamperstorfer, born on February 28, 1946, residing at MaximilianstraBe 52, 80538 Munich, Germany, as representative with sole power of representation and exempt from the restrictions of Sec. 181 BGB, by virtue of a power of attorney dated March 21, 2022, a copy of which was available at the time of notarisation and which — after receipt of the original — will be attached in certified form to this Deed as Annex PoA 2.3

— “Seller 2” —

2.4

on behalf of Mr. Ariel Luedi, born on January 16, 1959, residing at Cham, Switzerland, as representative with sole power of representation and exempt from the restrictions of Sec. 181 BGB, by virtue of a power of attorney dated March 21, 2022, a copy of which was available at the time of notarisation and which — after receipt of the original — will be attached in certified form to this Deed as Annex PoA 2.4

— “Seller 5” —

3

Mr. Ralf Bischofs, born December 5, 1980, residing at NeustraBe 1, 65396 Walluf, Germany identified by way of presentation a valid photo identification document card, hereafter not acting in its own name, but on behalf of KfW, a public law institution (Anstalt des offentlichen Rechts) organized under the laws of Germany, with its business address at Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany, as a representative without power of representation, excluding any liability

— “Seller 3”;

— Seller 1, Seller 2, Seller 3,

Seller 4 and Seller 5

collectively the “Sellers”

and individually a “Seller” —

4

Mrs. Johanna Hofmann, born on December 18, 1980, with business address at Ebner Stolz, Mendelssohnstral3e 85, 60325 Frankfurt am Main, Germany, identified by way of presentation a valid photo identification document card, hereafter not acting in its own name, but on behalf of SWVL INC., a company duly incorporated and existing under the laws of the territory of the British Virgin Islands, registered with the Registrar of Corporate Affairs of the British Virgin Islands under number 194550, having its registered office at Maples Corporate Services (BVI) Limited Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands, as representative with sole power of representation and exempt from the restrictions of Sec. 181 BGB, by virtue of powers of attorney dated March 21 and 24, 2022 and a notarial proof of existence and representation, copies of which were available at the time of notarisation and which —after receipt of the originals — will be attached in certified form to this Deed as Annex PoA 4

— “SWVL INC”;

-Sellers, Founders, Buyer and SWVL INC

collectively the “Parties” and individually a “Party” —

The Notary advised the persons appeared that he is obliged to verify the (existence of the represented as well as) powers of representation of the persons appeared and to examine the documents presented with respect to (the existence of the represented as well as) a proof of such powers. After a discussion of the documentation presented today, the persons appeared declared that they did not wish any further proof of (the existence of the represented as well as) their power of representation and asked the Notary to continue with the notarization.

The Notary asked the persons appeared about any prior involvement pursuant to Section 3 subsection 1 lit. 7 of the German Notarization Act (Beurkundungsgesetz). The question was answered by the persons appeared in the negative.

The Notary informed the persons appeared, that their personal data will be kept at the Notary and stored by means of electronic data processing (EDP) and, if necessary, will be revealed to third parties in connection with the information obligations of the Notary; the persons appeared declared their approval.

Having been informed about the information obligations under the German Money Laundering Act (Geldwaschegesetz), the persons appeared declared, that the parties represented by them are acting exclusively on their own account and that they are not a politically exposed person within the meaning of the German Money Laundering Act.

The persons appeared requested the Notary to notarize this Deed in the English language for the convenience of the parties represented by them. The persons appeared stated that they speak English fluently. The Notary convinced himself in this regard. German language text shall be recorded in the German language.

Unless otherwise noted in this Deed, all Schedules/Exhibits/Annexes (and any Sched-ules/Exhibits/Annexes thereto) are included in the Reference Deed (as defined below).

“Reference Deed” means the acting Notary’s Deed UVZ-No. 62/2022.

Reference is made to the Reference Deed. The Reference Deed was not read out because the Parties have declared that they are aware of the contents of the Reference Deed and have waived the reading out. The original of the Reference Deed was available at today’s notarization. The Reference Deed is not attached to this Deed because the Parties have waived its attachment.

The persons appeared asked for the notarization of the following:

1.	Conclusion of a Sale and Purchase Agreement

The Parties (including the Company) hereby conclude the SALE AND PURCHASE OF DOOR2DOOR GMBH (“Agreement”) attached as Annex 1. Annex 1 is attached to this Deed, has been read out and is an integral part and thus the content and subject matter of this Deed.

2.	Notarial Instructions

The Notary instructed the persons appeared of the following:

2.1

The Notary is unable to verify the authenticity of signatures under the powers of attorney presented to him and if such signatures were made by the persons indicated in the relevant documents as signatories, insofar the Notary does not accept any liability for the existence and/or validity of the relevant presented powers of attorney and the signing authority of the persons appeared based on the relevant powers of attorney;

2.2	Foreign law may apply with regard to parts of this Deed and/or the documents provided in connection therewith and the Notary does not give any advice with respect to such foreign non-German law;

2.3

The Notary has informed the persons appeared that Schedule 10.1 (Sellers’ Representations and Warranties) and Schedule 10.3 (Rivertree Representations and Warranties) and the Exhibits thereto may be considered to include material agreements among the Parties which is why he recommended to have such Schedules read out as part of this Deed (and not included within the Reference Deed). The persons appeared unanimously declared that all Parties involved are and throughout the transaction process have been represented and advised by legal experts and that all Parties involved are without limitations aware of the content of such Schedules and wish to proceed the notarization with such Schedules being included within the Reference Deed;

2.4	The Notary did not advise on tax implications of this notarized document and therefore shall not be liable for the occurrence of any expectations with regards to tax matters;

2.5

In the event of any change in the persons of the shareholders or in the extent of their participation, vis-a-vis the Company only that person is deemed to be an owner of a share who is identified as such in the List of Shareholders which has been published in the Commercial Register (Sec. 16 para 1 German Limited Liability Companies Act (GmbHG));

2.6

A legal act performed by the transferee in relation to the Company shall be deemed effective from the beginning if the list is entered in the Commercial Register without undue delay after performance of the legal act;

2.7

The Notary who has been involved in changes in the person of a shareholder of the Company is obliged to, without undue delay upon changes becoming effective and without regard to any later grounds for them becoming ineffective, sign the list of shareholders instead of the managing directors, submit the list to the Commercial Register and send a copy of the amended list to the Company. The list must be furnished with notarial certification that the amended entries correspond to the changes in which the Notary was involved and that the remaining entries correspond to the content of the last list of shareholders which was included in the Commercial Register;

2.8	This Deed has to contain all regulations and agreements of the Parties in regard to the subject of this Deed, as the whole agreement could be invalid otherwise;

2.9	The Notary instructed the persons appeared that in case the Company, the Shares of which are transferred pursuant to this Deed, are each owner of land property land transfer tax may be incurred;

2.10

The Parties to this Deed will be liable as joint and several debtors for all notarial fees and taxes if any, by operation of law, irrespective of whatever internal agreement has been made in that respect;

2.11

The Notary has pointed out that the actions of those represented without power of attorney only become effective upon receipt of the (post-)approval of the trading of the representative without power of attorney by the represented party, whereby the Notary is not instructed to obtain the approvals for cost reasons, but he is authorized to receive them on behalf of all Parties.

3.	Power of attorney

The persons appeared hereby grant a power of attorney to the assistants employed at the offices of the Notary whom to specify the Notary is hereby authorized—in particular Mrs. Petra Urban, Ms. Lara Stergiou, Ms. Vanessa Vollm and Mrs. Serap Mihajlovski, each of them individually, each released from the restrictions of Section 181 German Civil Code and with the authorization to grant sub-powers of attorney, to act in their name and on their behalf to make and receive all declarations necessary and/or expedient for the execution of this Deed and for the entry of the transactions included herein in the relevant registers (in particular the commercial register), to amend/change this Deed, in order to implement this Deed, or discharge any objections by the commercial register.

The representatives shall be released from any liability, if and as far as they act on behalf of the Notary.

The above power of attorney can be revoked by the principals at any times.

The above Deed was read in the presence of the Notary to the persons appeared, approved by them and signed by them and the Notary in their own hands as follows:

24 March 2022

Annex 1

24 March 2022

SALE AND PURCHASE OF DOOR2DOOR GMBH

24 March 2022

Table of Content

1.	Definitions and Interpretation	10

2.	Sale and Purchase and Assignment of the Shares	12

3.	Sale and Purchase and Assignment of the Shareholder Loans	13

4.	Purchase Price	14

5.	Management Accounts	18

6.	Condition Precedent	18

7.	Sellers’ Right to Withdraw	19

8.	Interim Period	20

9.	Closing	21

10.	Liability Regime	23

11.	Claims Procedure	27

12.	Remedies	28

13.	Tax Indemnity and Information	29

14.	Rivertree Indemnity	32

15.	Representations and Warranties of the Buyer and SWVL Inc.	33

16.	Joint and Several Liability between Buyer and SWVL Inc.	34

17.	New service contracts of Founders	34

18.	Assumption of Intra Seller Loans	34

19.	No Repayment of Shareholder Loans; Funding; Covenants	34

20.	Non-Compete Untertaking	35

21.	Confidentiality	36

22.	Assignment of the Agreement	37

23.	Several Liability of the Sellers and monetary limits	37

24.	Taxes and Expenses	37

25.	Entire Agreement	37

26.	Invalidity	37

27.	Notices and Communications	37

28.	Governing Law and Jurisdiction	39

- Attached only for evidentiary purposes –

24 March 2022

Definitions

Affiliate/s	10
Agreement	9
AWG	18
AWV	18
Basket	25
BMWi	18
Business	7
Business Day	39
Buyer	5
Buyer’s Representations and Warranties	32
Cash Purchase Price	15
Claim	26
Closing	21
Closing Actions	21
Closing Date	21
Closing Memorandum	22
Company	6
Completion Notice	19
Completion of the de-SPAC Process	10
Condition Precedent	18
Confidential Information	36
Connected Person to the Sellers	10
Damage	24
de Minimis Franchise	24
de-SPAC Process	8
Discharged Loans	8
Discharged Loans Amount	10
Due Diligence	8
Effective Date	12
EUR	10
Founder 1	5
Founder 2	5
Founder/s	5
FX Rate	10
Indemnifiable Tax/es	28
Initial Pivotal Share Price	10
Interim Period	20
Intra Seller Loans	8
Intra Seller Loans Liabilities	8
Joint Development Agreement	10
Key Employee	20
Leakage Amount	17
Leakage Claim	17
Long Stop Date	10
Management Accounts	18
Notice of Claim	26
Party/Parties	6

Payment at Closing	15
Person	10
Pivotal Holdings	8
Pivotal Share Amount	15
Pivotal Shares	15
Pre-Closing Certificate	21
Purchase Price	14
Relevant Tax Matter	30
Representations and Warranties	23
Response	27
Rheinbahn Contract	32
Rivertree Representations and Warranties	23
Roll Over	15
Securities Act	11
Seller 1	5
Seller 1 Loans	8
Seller 1 Shares	7
Seller 2	5
Seller 2 Loans	8
Seller 2 Shares	7
Seller 3	5
Seller 3 Loans	8
Seller 3 Shares	7
Seller 4	5
Seller 4 Loans	8
Seller 4 Shares	7
Seller 5	5
Seller 5 Shares	7
Seller/s	5
Sellers’ Representations and Warranties	22
Share Cash Purchase Price	14
Share Consideration Amount	11
Shareholder Loan Cash Purchase Price	15
Shareholder Loans	8
Shareholders’ Agreement	11
Shares	7
Signing Date	20
SWVL INC	6
Tax	11
Tax Indemnification Claim	28
Tax Refund	11
Third Party Claim	27
Transaction	11
USB	8
USD	11
VAT	16
VDR	11

- Attached only for evidentiary purposes-

24 March 2022

List of Schedules

Schedule B	Shareholder Loans

Schedule D	Current Structure Chart of the Buyer

Schedule 2.2.7	Beteiligungsgrundsätze KfW

Schedule 4.10	Leakage and Permitted Leakage

Schedule 5	Management Accounts

Schedule 9.3.1(a)	IP Transfer Agreement Kirschbaum

Schedule 9.3.1(b)	IP Transfer Agreement Nohroudi

Schedule 10.1	Sellers‘ Representations and Warranties

Schedule 10.3	Rivertree Representations and Warranties

Schedule 17	Founders’ new Service Contracts

List of Exhibits

Exhibit 10.3-3.1	Individual Financial Statements of the Company

Exhibit 10.3-6.1	Material Contracts

Exhibit 10.3-9.1	List Employees of the Company

- Attached only for evidentiary purposes -

24 March 2022

SALE AND PURCHASE AGREEMENT

by and between:

(1)

Rivertree Beteiligungsgesellschaft mbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, with its registered address at Torstraße 109, 10119 Berlin, Germany, registered with the commercial register at the local court of Düsseldorf under HRB 63285,

– “Seller 1” –

(2)	Dr. Günther Lamperstorfer, with address at Maximilianstraße 52, 80538 Munich, Germany,

– “Seller 2” –

(3)	KfW, a public law institution (Anstalt des öffentlichen Rechts) organized under the laws of Germany, with its business address at Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany,

– “Seller 3” –

(4)

Social Media Enterprises GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, with its registered address at Bockenheimer Landstraße 20, 60323 Frankfurt am Main, Germany, registered with the commercial register at the local court of Frankfurt am Main under HRB 105460,

– “Seller 4” –

(5)	Ariel Luedi, with address at Cham, Switzerland,

– “Seller 5” –

- Seller 1, Seller 2, Seller 3, Seller 4 and Seller 5 collectively the “Sellers” and individually a “Seller” -

(6)	Dr. Tom Kirschbaum, with address at Joachim-Friedrich-Str. 22, 10711 Berlin,

– “Founder 1” –

(7)	Maxim Nohroudi, with address at Trabener Str. 19, 14193 Berlin,

– “Founder 2” –

- Founder 1 and Founder 2 collectively the “Founders” and individually a “Founder” –

(8)

Blitz B22-203 GmbH, (in future “SWVL Germany GmbH”) a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, with its registered address at Maximiliansplatz 17, 80333 Munich (in future Torstraße 109, 10119 Berlin) , Germany, registered with the commercial register at the local court of Charlottenburg (Berlin) under HRB 238984 B,

– “Buyer” –

and

24 March 2022

(9)

SWVL INC., a company duly incorporated and existing under the laws of the territory of the British Virgin Islands, registered with the Registrar of Corporate Affairs of the British Virgin Islands under number 194550, having its registered office at Maples Corporate Services (BVI) Limited Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands,

– “SWVL INC” –

- Sellers, Founders, Buyer and SWVL INC collectively the “Parties” and individually a “Party” –

as well as, solely for purposes of Clause 2.2.7 (Termination of the Shareholders’ Agreement), 2.2.8 Clause 8 (Interim Period), Clause 17 (Assumption of Intra Seller Loans), Clause 19 (No Repayment of Shareholder Loans, Funding; Covenants),

(10)

Door2DoorGmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany with registered address at Torstraße 109, 10119 Berlin, registered with the commercial register at the local court of Charlottenburg (Berlin) under HRB 130795 B

– “Company” –

McDermott: 24 March 2022

Introduction

A.	The Company is active in the area of developing and maintaining on-demand mobility services software solutions for business customers (the “Business”).

The Company’s share capital is set at EUR 40,918, divided into 40,918 shares of EUR 1 of nominal value each, numbered from 2 to 40,919, and fully subscribed and paid up (the “Shares”).

Currently, the shareholders of the Company are:

Shareholder	Number of shares	Numeration	Percentage stake
Social Media Enterprises GmbH (Seller 4)	1,488	2 - 1,489	3.64%
Ariel Luedi (Seller 5)	372	1,490 - 1,861	0.91%
Rivertree Beteiligungsgesellschaft mbH (Seller 1)	23,140	1,862 - 25,001	56.55%
Dr. Günther Lamperstorfer (Seller 2)	12,688	25,002 - 37,689	31.01%
KfW A.d.ö.R. (Seller 3)	3,230	37,690 - 40,919	7.89%

TOTAL	40,918	2 - 40,919	100%

The Sellers have full title ownership over 40,918 shares of the Company representing 100% of its share capital.

In this Agreement, the shares held by Seller 1 are referred to as “Seller 1 Shares”, the shares held by Seller 2 are referred to as “Seller 2 Shares”, the shares held by Seller 3 are referred to as “Seller 3 Shares”, the shares held by Seller 4 are referred to as “Seller 4 Shares” and the shares held by Seller 5 are referred to as “Seller 5 Shares”.

B.	The Sellers, except for Seller 5, have granted shareholder loans to the Company as set out in Schedule B. Each of the shareholder loans set out in Schedule B, except for

a.	the Intra Seller Loans which shall not be sold and assigned to the Buyer but repaid by the Company subject to the terms and conditions set out in this Agreement (in particular Clauses 17 and 19);

McDermott: 24 March 2022

b.

the shareholder loans granted by the Seller 1, set out in Schedule B for Seller 1 (Rivertree) and having the numbers 1, 2 and of the shareholder loan number 3 a portion in the amount of the Discharged Loans Amount minus the value of the loans and interest of the shareholder loans number 1 and 2 per Closing (together “Discharged Loans”), which shall not be sold and assigned to the Buyer but repaid in kind by the Company by way of assumption of the Intra Seller Loans Liabilities with full discharge (befreiende Schuldübernahme) of Seller 1 with effect as of Closing, are referred to as “Shareholder Loans”.

In this Agreement, the Shareholder Loans granted by Seller 1, except for the Discharged Loans, are referred to as “Seller 1 Loans”, the Shareholder Loans granted by Seller 2, except for the Intra Seller Loans, are referred to as “Seller 2 Loans”, and the Shareholder Loans granted by Seller 3 are referred to as “Seller 3 Loans”, the Shareholder Loans granted by Seller 4 are referred to as “Seller 4 Loans”.

C.	Seller 2 has granted to Seller 1 the following loans (the “Intra Seller Loans”):

Date of loan agreement	Principal Amount in EUR	Interest p.a.
24 October 2016	56,615.-	5%
26 November 2020	300,000.-	5%
1 February 2021	200,000.-	5%
12 May 2021	250,000.-	5%
21 January 2022	300,000.-	5%

It is envisaged that the liabilities, obligations and indebtedness of Seller 1 under the Intra Seller Loans as of Closing (the “Intra Seller Loans Liabilities”) shall be assumed by way of assumption of debt with full discharge (befreiende Schuldübernahme) of Seller 1 by the Company with effect as of Closing. The amount of loans including interest accrued per 31 December 2021 of the Intra Seller Loans Liabilities is EUR 1,153,108.76.

D.	SWVL INC is the sole shareholder of the Buyer. Buyer’s and SWVL INC’s current capital structures are described under Schedule D.

E.

SWVL INC is engaged in a de-SPAC as a result of which it is foreseen that the shareholders of SWVL INC will ultimately become shareholders of Pivotal Holdings Corp, that will be trading by then, presumably, in the NASDAQ Stock Exchange (“Pivotal Holdings”) (the “de-SPAC Process”). According, to the terms and conditions set forth in this Agreement, SWVL INC will assume certain obligations of the Buyer vis-à -vis the Sellers and, among others, will pay on account of the Buyer the portion of the Purchase Price described under Clause 3 below, by transferring the Pivotal Shares. Terms, conditions and tax and accounting implications arising from SWVL INC assuming the payment obligations of the Buyer will be agreed amongst them, it being understood that such structuring shall in no way limit or affect the rights and claims of the Sellers resulting from or in connection with this Agreement.

F.

The Buyer has conducted on its own and/or through its advisors a due diligence exercise on the Company and the Business (the “Due Diligence”) based on the information provided by the Sellers through a cloud service. The Sellers will deliver at Closing to the Buyer, a portable memory device including the contents of the documentation uploaded in the VDR (the “USB”).

McDermott: 24 March 2022

G.	The Buyer and SWVL INC are aware of the financial conditions of the Company and that the Company will require funding post-signing.

H.	The Parties wish to set out the terms and conditions under which the Buyer shall purchase and acquire, and the Sellers shall sell and transfer the Shares.

I.

Considering the foregoing, each Party acknowledges that the other Party has sufficient legal capacity to enter into this share sale and purchase agreement (the “Agreement”) which shall be governed by the following clauses.

McDermott: 24 March 2022

1.	Definitions and Interpretation

1.1	In this Agreement and the Schedules unless the context shall otherwise require:

1.1.1	words and expressions shall be interpreted in accordance with and have the following meanings:

“Affiliate” means affiliated undertakings within the meaning of Section 15 et seq. of the German Stock Corporation Act (AktG), however, with regard to Seller 3, excluding any company which Seller 3 is affiliated to pursuant a silent partnership agreement (stiller Beteiligungsvertrag) within the meaning of section 292 para. 1 no. 2 of the German Stock Corporation Act (AktG) and “Affiliates” shall be construed accordingly;

“Completion of the de-SPAC Process” shall mean the achievement of both of the following two events: (a) the listing of Pivotal Holdings on the NASDAQ index with the relevant ticker changed from Queen’s Gambit Growth Capital (GMBTU) to Swvl Holdings Corp (SWVL) and (b) the merger of Pivotal Merger Sub Company II Limited (BVI Merger Sub) with and into SWVL INC.;

“Connected Person to the Sellers” means, in respect of any Seller:

(a)	its Affiliates (excluding the Company); and

(b)

except for Seller 3, each of their respective directors and, in case of a Person which is an individual, the persons (Angehörige) within the meaning of section 15 German General Tax Code (Abgabenordnung).

“Discharged Loans Amount” shall be an amount corresponding to the principal amount and accrued interest per Closing of the Intra Seller Loans Liabilities;

“EUR” means Euros;

“Financial Statement” shall be the financial statement as defined in Sec. 3.1 of Schedule 10.3;

“FX Rate” means the EUR/USD spot exchange rate applicable at the last Business Day preceding the Closing Date at 9:00 am CEST published by Bloomberg on https://www.bloomberg.com/quote/EURUSD:CUR (or in case such website has been substituted, pursuant to the EUR/USD exchange rate per such substitute applicable at the Closing Date);

“Initial Pivotal Share Price” means the 10 days volume weighted average share price (VWAP) of a Pivotal Share listed on the NASDAQ immediately following Completion of the de-SPAC Process, as published on the official website of NASDAQ;

“Joint Development Agreement“ means the agreement between the Company and Local Motors Inc. dated 16 June 2021;

“Long Stop Date” means the earlier of 31 December 2022 or, in case the Buyer or SWVL Inc. has not fulfilled a payment obligation under this Agreement within 10 Business Days after such payment obligation has become due, the lapse of such 10 Business Days period;

McDermott: 24 March 2022

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Share Consideration Amount” means an amount in USD equal to “SCA” as per the following formula:

with:

SCA	=	Share Consideration Amount
SCPP	=	Share Cash Purchase Price
SLCPP	=	Shareholder Loan Cash Purchase Price

“Shares” means the 100% of the current share capital of the Company;

“Shareholders’ Agreement” means the investment and shareholders’ agreement (Beteiligungs- und Gesellschaftervereinbarung) dated 4 May 2015 as well as the accession agreement dated 13 March 2018;

“Tax” means any and all taxes (Steuern) within the meaning of section 3 para. 1 German General Tax Code (Abgabenordnung) as well as any and all ancillary surcharges (steuerliche Nebenleistungen) within the meaning of section 3 para. 4 German General Tax Code (Abgabenordnung) and comparable non-German taxes;

“Tax Refund” means any repayment of any Tax, received in cash, by way of set-off or otherwise;

“Transaction” means the transfer by the Sellers to the Buyer of the Shares, pursuant to the terms and conditions of this Agreement;

“USD” means American dollars;

“VDR” means the Virtual Data Room available to the Buyer through onehub for carrying out the Due Diligence process available from 14 February 2022 to 18 March 2022, 12:00pm CET;

1.1.2	the headings are inserted for convenience only and shall not affect the construction of this Agreement;

1.1.3	references to one gender include all genders;

McDermott: 24 March 2022

1.1.4

the expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the Company (including the operational and commercial policies, practices and procedures) as conducted by the Company in the twelve months preceding the date hereof and according to the standard practices of the Company;

1.1.5	reference to the singular shall include the plural and vice versa;

1.1.6	where a word or expression is given a particular meaning, other grammatical forms or parts of speech of such word or expression shall bear a corresponding meaning; and

1.1.7

unless otherwise stated, reference to Introduction, Clauses and Schedules are to introduction, clauses, and schedules of and to the Agreement. Schedules form part of and shall be construed as one with this Agreement.

1.2

This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement, save for German terms inserted in brackets, which shall be authoritative for the purposes of interpretation of the respective English term used and shall prevail over any translation of this Agreement.

2.	Sale and Purchase and Assignment of the Shares

2.1	Sale

2.1.1

Upon the terms and subject to the conditions set forth in this Agreement, with economic effect as of January 1, 2022, 00:00 CEST (the “Effective Date”), the Seller 1 hereby sells the Seller 1 Shares to the Buyer and the Buyer hereby purchases the Seller 1 Shares from the Seller 1.

2.1.2

Upon the terms and subject to the conditions set forth in this Agreement, with economic effect as of the Effective Date, the Seller 2 hereby sells the Seller 2 Shares to the Buyer and the Buyer hereby purchases the Seller 2 Shares from the Seller 2.

2.1.3

Upon the terms and subject to the conditions set forth in this Agreement, with economic effect as of the Effective Date, the Seller 3 hereby sells the Seller 3 Shares to the Buyer and the Buyer hereby purchases the Seller 3 Shares from the Seller 3.

2.1.4

Upon the terms and subject to the conditions set forth in this Agreement, with economic effect as of the Effective Date, the Seller 4 hereby sells the Seller 4 Shares to the Buyer and the Buyer hereby purchases the Seller 4 Shares from the Seller 4.

2.1.5

Upon the terms and subject to the conditions set forth in this Agreement, with economic effect as of the Effective Date, the Seller 5 hereby sells the Seller 5 Shares to the Buyer and the Buyer hereby purchases the Seller 5 Shares from the Seller 5.

2.1.6	The Shares are sold with any and all rights pertaining to them, including, without limitation, the rights to receive profits for the fiscal year starting on the Effective Date.

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2.2	Assignment

2.2.1	Subject to Clause 2.2.6, the Seller 1 hereby transfers and assigns the Seller 1 Shares to the Buyer and the Buyer hereby accepts such transfer and assignment of the Seller 1 Shares.

2.2.2	Subject to Clause 2.2.6, the Seller 2 hereby transfers and assigns the Seller 2 Shares to the Buyer and the Buyer hereby accepts such transfer and assignment of the Seller 2 Shares.

2.2.3	Subject to Clause 2.2.6, the Seller 3 hereby transfers and assigns the Seller 3 Shares to the Buyer and the Buyer hereby accepts such transfer and assignment of the Seller 3 Shares.

2.2.4	Subject to Clause 2.2.6, the Seller 4 hereby transfers and assigns the Seller 4 Shares to the Buyer and the Buyer hereby accepts such transfer and assignment of the Seller 4 Shares.

2.2.5	Subject to Clause 2.2.6, the Seller 5 hereby transfers and assigns the Seller 5 Shares to the Buyer and the Buyer hereby accepts such transfer and assignment of the Seller 5 Shares.

2.2.6	The transfer and assignment of the Shares to the Buyer shall be subject to the conditions precedent (aufschiebende Bedingungen) that

(a)	the Condition Precedent pursuant to Clause 6.1 has been satisfied or waived; and

(b)	the Closing Actions pursuant to Clause 9.3 have been performed.

2.2.7

Subject to, and with effect of, the Closing, the Sellers, the Founders and the Company hereby terminate the Shareholders’ Agreement and the Sellers as well as the Founders waive any rights and claims they may have vis-à -vis the Company pursuant to, or resulting from, the Shareholders’ Agreement and the Company waives any rights and claims it may have vis-à -vis the Sellers and the Founders pursuant to, or resulting from, the Shareholders’ Agreement. The Parties hereby agree that for periods up to the Closing the Federal Audit Office (Bundesrechnungshof) shall have (within the meaning of a contract in favour of third parties (echter Vertrag zugunsten Dritter i.S.v. § 328 BGB)) the information and audit rights vis-à -vis the Company pursuant to section 8 of the Beteiligungsgrundsätze zur Durchführung des ERP-Startfonds, an extract of which is attached as Schedule 2.2.7.

2.2.8

Subject to, and with effect of, the Closing, the Sellers and the Company and SWVL Inc. agree that any liquidation preferences under the Shareholder Loan Agreements and the Discharged Loan Agreement (specifically the relevant Exit provisions) are annulled and terminated.

3.	Sale and Purchase and Assignment of the Shareholder Loans

3.1	Sale

3.1.1

Upon the terms and subject to the conditions set forth in this Agreement, the Seller 1 hereby sells any and all of its rights and claims under the Seller 1 Loans to SWVL INC and SWVL INC hereby purchases such rights and claims under the Seller 1 Loans from the Seller 1.

3.1.2

Upon the terms and subject to the conditions set forth in this Agreement, the Seller 2 hereby sells any and all of his rights and claims under the Seller 2 Loans to SWVL INC and SWVL INC hereby purchases such rights and claims under the Seller 2 Loans from the Seller 2.

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3.1.3

Upon the terms and subject to the conditions set forth in this Agreement, the Seller 3 hereby sells any and all of its rights and claims under the Seller 3 Loans to SWVL INC and SWVL INC hereby purchases such rights and claims under the Seller 3 Loans from the Seller 3.

3.1.4

Upon the terms and subject to the conditions set forth in this Agreement, the Seller 4 hereby sells any and all of its rights and claims under the Seller 4 Loans to SWVL INC and SWVL INC hereby purchases such rights and claims under the Seller 4 Loans from the Seller 4.

3.2	Assignment

3.2.1

Subject to Clause 2.2.6, the Seller 1 hereby transfers and assigns any and all of its rights and claims under the Seller 1 Loans to SWVL INC and SWVL INC hereby accepts such transfer and assignment of the rights and claims under the Seller 1 Loans.

3.2.2

Subject to Clause 2.2.6, the Seller 2 hereby transfers and assigns any and all of his rights and claims under the Seller 2 Loans to SWVL INC and SWVL INC hereby accepts such transfer and assignment of the rights and claims under the Seller 2 Loans.

3.2.3

Subject to Clause 2.2.6, the Seller 3 hereby transfers and assigns any and all of its rights and claims under the Seller 3 Loans to SWVL INC and SWVL INC hereby accepts such transfer and assignment of the rights and claims under the Seller 3 Loans.

3.2.4

Subject to Clause 2.2.6, the Seller 4 hereby transfers and assigns any and all of its rights and claims under the Seller 4 Loans to SWVL INC and SWVL INC hereby accepts such transfer and assignment of the rights and claims under the Seller 4 Loans.

3.2.5	The transfer and assignment of the Shareholder Loans to SWVL INC shall be subject to the conditions precedent (aufschiebende Bedingungen) set forth in Clause 2.2.6.

4.	Purchase Price

4.1	Purchase price

The total purchase price payable by the Buyer and SWVL INC to the Sellers as consideration for the Shares received by the Buyer and Shareholder Loans acquired by SWVL INC shall be equal to (i) the Share Cash Purchase Price set out in Clause 4.2, plus (ii) the Shareholder Loan Cash Purchase Price set out in Clause 4.3 and (iii) the Share Consideration Amount set out in Clause 4.4 below. The Share Cash Purchase Price together with the Shareholder Loan Cash Purchase Price and the Share Consideration Amount will be the “Purchase Price”.

4.2	Share Cash Purchase Price

4.2.1

The Buyer shall pay to the Sellers free of any costs and charges a fixed consideration for the Shares of a total amount of EUR 198,372.61 (the “Share Cash Purchase Price ”) which shall be distributed between the Sellers as set out in Clause 4.2.2 and shall be paid by SWVL INC to the Sellers as set out in Clauses 4.2.2 and the Pre-Closing Certificate in cash on the Closing Date.

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4.2.2	The Share Cash Purchase Price shall be distributed between the Sellers as set out below:

(a)	Seller 1 shall receive 50 % of the Share Cash Purchase Price; and

(b)	Seller 4 shall receive 50 % of the Share Cash Purchase Price.

4.3	Shareholder Loan Cash Purchase Price

4.3.1

SWVL INC shall pay to the Sellers free of any costs and charges a fixed consideration for the Shareholder Loans of a total amount of EUR 600,000.00 plus accrued interest as per 31 March 2022 in a total amount of EUR 1,627.39 (the “Shareholder Loan Cash Purchase Price” and together with the Share Cash Purchase Price, the “Cash Purchase Price”) which shall be distributed between the Sellers as set out in Clause 4.3.2 and shall be paid by SWVL INC to the Sellers as set out in Clauses 4.3.2 and the Pre-Closing Certificate in cash on the Closing Date (together with the payment of the Share Cash Purchase Price on the Closing Date hereinafter the “Payment at Closing”).

4.3.2	The Shareholder Loan Cash Purchase Price shall be distributed between the Sellers as set out below:

(a)	Seller 1 shall receive 50 % of the Shareholder Loan Cash Purchase Price; and

(b)	Seller 4 shall receive 50 % of the Shareholder Loan Cash Purchase Price.

4.4	Pivotal Shares

4.4.1

Additionally, SWVL INC undertakes to pay to Seller 1 and Seller 4 on account of the Buyer, an amount of common shares of Pivotal Holdings listed on the NASDAQ Stock Exchange equal to the Share Consideration Amount through the issuance for no consideration of such common share to deposit accounts of, and held by, Seller 1 and Seller 4 included in the Pre-Closing Certificate, which common shares must be fully paid-up, first ranking (i.e. not be subject to preferential rights of higher ranking share classes for purposes of distributions of proceeds and dividends), not subject to any third party’s rights, freely tradeable over the stock exchange following expiry of the lockup period of six (6) months as from the Closing Date (irrespective of when these shares are actually delivered to, and acquired by, Seller 1 and Seller 4) and not subject to any vesting, lock-up (other than a market standard six (6) months’ lock-up as from the Closing Date) and other transfer restrictions other than restrictions resulting from the U.S. securities laws and other applicable laws (the “Pivotal Shares” and the transfer of the Pivotal Shares, the “Roll Over”). The number of Pivotal Shares to be transferred in the course of the Roll Over shall equal the Share Consideration Amount divided by the Initial Pivotal Share Price (the “Pivotal Share Amount”). The Roll Over shall be completed in no case later than six (6) months as from the initial listing of the shares in Pivotal Holdings on the NASDAQ Stock Exchange. In relation thereto, the Buyer and SWVL INC undertake to have the Sellers promptly and at all times informed about the de-SPAC Process and the Roll Over in general and of any and all

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milestones of the de-SPAC Process and the Roll Over and to provide Seller 1 and Seller 4 with any information and documentation required for the de-SPAC Process and the Roll Over and the delivery of the Pivotal Shares (including market standard draft lock-up agreements, closing timelines etc.). Furthermore, Buyer and SWVL INC undertake to carry out, and procure the performance of, all actions as may be necessary or convenient or reasonably requested by Seller 1 and Seller 4 in order to execute the Roll Over and to transfer the Pivotal Shares to Seller 1 and Seller 4. In the event that the Pivotal Shares have not been transferred in the context of the Roll Over within the term of six (6) months as from the initial listing of the shares in Pivotal Holdings on the NASDAQ Stock Exchange, but in no case later than nine (9) months as from Closing Date for any reason, Seller 1 and Seller 4 shall be entitled, but not obliged, to request at their own discretion, that this payment obligation be substituted by a payment in cash of the Share Consideration Amount to the Sellers, which shall be payable within fifteen (15) days as from the date of request of the Sellers and free of any costs or charges for the Sellers.

4.4.2	The Pivotal Shares are consideration for the Shares of Seller 1 and of Seller 4 and shall be distributed between Seller 1 and Seller 4 as set out below:

(a)	Seller 1 shall receive 50 % of the Pivotal Share Amount and, as the case may be, of the Share Consideration Amount; and

(b)	Seller 4 shall receive 50 % of the Pivotal Share Amount and, as the case may be, of the Share Consideration Amount.

4.4.3

Seller 1 and Seller 4 acknowledge that the Pivotal Shares have not been registered under the Securities Act or under any state or other applicable securities laws. Each of Seller 1 and Seller 4 (a) acknowledges that it is acquiring the Pivotal Shares pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Pivotal Shares except in compliance with the terms and conditions set forth in the Pivotal Holdings’ organizational documents, as in effect following Completion of the De-SPAC Process, and the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (c) is capable of evaluating the merits and risks of its investment in the Pivotal Shares and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Pivotal Shares, (2) has had an opportunity to discuss with SWVL INC the intended business and financial affairs of SWVL INC and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (x) an investment in the Pivotal Shares and (y) a total loss in respect of such investment. Each of Seller 1 and Seller 4 has knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Pivotal Shares, and to protect its own interest in connection with such investment, and its purchase/acquisition of the Pivotal Shares is not the result of any general solicitation or any general advertising.

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4.5

The Purchase Price is a net amount that does not include any amount in respect of value added Tax (“VAT”). It is the Parties’ mutual understanding that the sale and transfer of the Shares and the Shareholder Loans is either not subject to VAT (nicht steuerbar) or is exempt from VAT (nicht steuerpflichtig). In relation to the sale and transfer of the Shares and the Shareholder Loans, Sellers shall not waive any exemption from VAT, in particular pursuant to section 9 German VAT Act (UStG) or any comparable provision under the Law of any other jurisdiction. If and to the extent that, contrary to the assumption of the Parties, VAT is or becomes chargeable on the sale and transfer of the Shares and Shareholder Loans (other than due to a breach of the obligation of the Sellers not to waive any exemption from VAT – in which case the Purchase Price shall be inclusive of VAT), the relevant purchaser shall pay to the relevant Seller an amount equal to such VAT (plus any applicable interest on such VAT that has been assessed by a tax authority against the relevant Seller) in addition to the Purchase Price, as the case may be, provided that the reverse charge provisions (according to which the recipient owes the VAT) do not apply. Such amount in respect of VAT shall be due (fällig) and payable (zahlbar) as soon as purchaser has received an invoice which complies with the provisions of sections 14, 14a German VAT Act (UStG) or any comparable provision under the Law of any other jurisdiction.

4.6	The Purchase Price is definitive and final and is not subject to any adjustment or deduction.

4.7

Any right of the Buyer to set-off and/or withhold any payments due to the Sellers under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or have been awarded to the Buyer by a competent court without further recourse (rechtskräftig).

4.8

The Payment at Closing shall be made by means of a swift transfer in immediately available funds to the bank accounts of the Sellers included in the Pre-Closing Certificate, net of any charge or commission. At Closing, the Buyer shall make the relevant bank transfer payment and the relevant Sellers shall declare that they have received the portion of the Payment at Closing received to their full satisfaction in the Closing Memorandum.

4.9	Any and all indemnification payments made by the Sellers to the Buyer pursuant to this Agreement shall be treated for tax purposes as adjustments to the Purchase Price.

4.10

Notwithstanding the terms of this Agreement, the Purchase Price has been determined based on the common understanding of the Parties that no Leakage as defined in Schedule 4.10 (other than Permitted Leakage, also as defined in Schedule 4.10) (i) has occurred since the Effective Date nor (ii) will occur until Closing. In the event that any Leakage (other than Permitted Leakage) occurs, the Sellers who have benefited from such Leakage shall, at the Buyer’s request and discretion, directly indemnify the Buyer or the Company for any loss or damage incurred on a “Euro-for-Euro” basis (including all taxes (but less any tax or other benefits actually saved or realised by the Company or the Buyer)) (the “Leakage Amount”) incurred by the Buyer or the Company, as the case may be (the “Leakage Claim”).

4.11

The payment of any Leakage Amount is due and payable by the respective Seller within ten (10) Business Days as of the date of the Sellers’ receipt of a written notification by the Buyer evidencing the circumstances constituting the Leakage Claim and the Leakage Amount as well as the bank account details of the entity to which the respective Seller shall pay the Leakage Amount.

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4.12

If the advisor fees for the Transaction (net of VAT) of the advisors listed under Clause 2.4.1 of Schedule 4.10 are lower than EUR 200,000.00, the Buyer shall within ten (10) Business Days after receipt of the invoices from the listed advisors, pay 50 % of the difference to Seller 1 and 50 % of the difference to Seller 4 as purchase price for the respective Shares of Seller 1 and Seller 4, respectively.

4.13

Any amount of Leakage shall be calculated on an after-Tax basis. For this purpose, “on an after-Tax basis” shall mean the amount of each Leakage item (i) minus the amount of any actually recoverable VAT (by the Company) in respect of such Leakage item, and (ii) minus an amount equal to such portion of the Leakage item identified as actually deductible for corporate income tax purposes multiplied by the relevant statutory applicable corporate income tax rate at the Signing Date if and to the extent such deductible item would result or would reasonably be expected to result in a cash saving of Tax (for the Company) otherwise payable over the relevant taxable period in which Closing occurs, or in the calendar year thereafter.

5.	Management Accounts

5.1

Seller 1 shall procure that the Company will provide to the Buyer five (5) Business Days prior to the Closing Date standard management accounts (the “Management Accounts”) per the last day of the last calendar month that ended at least ten (10) Business Days prior to the Closing Date in the format as attached as Schedule 5.

5.2

The Management Accounts shall not be subject to any review by the Buyer or SWVL INC and be issued for information purposes only of the Buyer and shall have no impact on the Purchase Price or any other payment to be made by, or obligation of, the Buyer in accordance with this Agreement and shall not result in any liability.

6.	Condition Precedent

6.1

The obligations of the Parties to complete the Transaction is subject to the satisfaction or waiver on the terms set forth therein of the condition precedent (aufschiebende Bedingungen) (the “Condition Precedent”) prior to the Long Stop Date that the acquisition of the Shares is not prohibited under Section 4 para 1 and 2 German Foreign Trade Act (Außenwirtschaftsgesetz—”AWG”) in conjunction with Section 55 para. 1 and para 3 and Section 59 para 1 sentence 1 German Foreign Trade Ordinance (Außenwirtschaftsverordnung—”AWV”).

6.2	The Condition Precedent shall be deemed satisfied if either of the following conditions has been fulfilled:

6.2.1	The German Federal Ministry for Economic Affairs and Climate Action (“BMWi”) has cleared the Transaction contemplated hereunder pursuant to Section 58a para. 1 sentence 1 AWV; or

6.2.2

a clearance decision is deemed to have been issued by law pursuant to Section 58a para. 2 AWV because the BMWi did not, within two months of the receipt of the clearance application, commence an in-depth investigation under Section 55 para. 1 sentence 1 or para 2 AWV; or

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6.2.3

after having initiated an in-depth investigation under Section 55 para 1 sentence 1 or para 2 AWV, the BMWi has cleared the Transaction contemplated hereunder without imposing any material order upon the Buyer under Section 59 para. 1 AWV; or

6.2.4

after having initiated an in-depth investigation under Section 55 para 1 sentence 1 or para 2 AWV, a clearance decision is deemed to have been issued by law pursuant to Section 58a para. 2 AWV because the BMWi did not, within four months from having received all necessary documentation (Section 14a para. 1 no. 2 AWG), prohibit the Transaction or did not impose any material order; or

6.2.5

the BMWi has imposed a material order upon the Buyer, and the Buyer has not exercised its right to withdraw from this Agreement pursuant to Clause 6.6 within a period of six weeks after receipt of the BMWi’s decision.

6.3

Within one Business Day after signing of this Agreement, Buyer will – based on the draft approved by Seller 1 – apply for a BMWi clearance in accordance with the requirements set out in Section 55a para. 4, Section 58a para. 1 AWV. Upon Buyer’s reasonable request, Sellers will use their best efforts to provide Buyer with all information necessary in order to (i) apply for such BMWi clearance, (ii) answer all questions and provide all information the BMWi might request in order to obtain BMWi clearance, and (iii) provide the BMWi with all information required in accordance with Sec. 55-59 AWV, or specified otherwise by the BMWi (Section 14a para. 2 AWG) in case the BMWi decided to open an in-depth investigation into the Transaction. Buyer will inform Sellers on any feedback obtained by the BMWi on the clearance application without undue delay. Buyer has a right to withdraw from this Agreement in case the BMWi after having opened an in-depth investigation into the Transaction decides to prohibit the Transaction or to impose a material order in order to safeguard the public order or security of the Federal Republic of Germany in accordance with Sec. 59 para. 1 AWV and Buyer decides not to accept such material order.

6.4

The Buyer shall use its reasonable best efforts so that the Condition Precedent is satisfied as soon as possible after the execution of this Agreement. The Buyer shall promptly give notice (by providing sufficient evidence) to the Sellers of the satisfaction of the Condition Precedent or its waiver by the Buyer (and in any event within two (2) Business Days as from such moment) (the “Completion Notice”).

6.5

The Parties’ obligation to carry out the Closing actions in accordance with Clause 9.3 shall be effective from the date on which the Condition Precedent has been satisfied or waived by the Buyer on the terms set forth herein.

6.6

In case that the Condition Precedent is not satisfied or waived at the Long Stop Date, the Buyer and the Sellers shall each have the right (but not the obligation) to withdraw from this Agreement and the transaction contemplated hereunder, provided that a Party may not withdraw if it is in material breach of its obligations, covenants and undertakings set out in this Agreement.

7.	Sellers’ Right to Withdraw

7.1

The Sellers shall have the right to withdraw (zurücktreten) by written declaration to the Buyer from this Agreement and to refuse Closing if the Buyer and/or SWVL INC have not irrevocably and fully paid the Payment at Closing within five Business Days after the Closing Date or if the Buyer and/or SWVL INC are in breach of their obligations and undertakings provided for in Clauses 19.1 and 19.2.

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7.2

In case of withdrawal, all obligations between the Parties shall terminate and forfeit, except for the obligations under Clauses 21 (Confidentiality), 22 (Assignment of the Agreement), 24 (Taxes and Expenses), 25 (Entire Agreement), 26 (Invalidity), 27 (Notices and Communications) and 28 (Governing Law and Jurisdiction). In case of withdrawal, the Buyer shall be obliged to pay to the Sellers an amount equal to ten percent of the Purchase Price, payable within fifteen Business Days after receipt of the notice of withdrawal.

8.	Interim Period

8.1

From the date of execution of this Agreement (the “Signing Date”), and unless otherwise agreed upon or set out in this Agreement or required by mandatory law, court or governmental order, the Company undertakes to operate in the ordinary course of business substantially in accordance with past practices until the Closing Date (the “Interim Period”) and Seller 1 shall exercise its rights as majority shareholder to procure that the Company complies with its obligations under this Clause 8 during the Interim Period. Without prejudice to foregoing during the Interim Period the Company shall not:

8.1.1	make any substantial change to the nature or organization of its Business;

8.1.2	discontinue or cease to operate all or a material part of the Business;

8.1.3	acquire or agree to acquire any share or other interest in any company, entity, partnership or other venture;

8.1.4	dispose of any material part of its assets except in the ordinary course of trading;

8.1.5	enter into any agreement or incur any commitment involving any capital expenditure of the Company which exceeds EUR 100,000;

8.1.6	terminate or materially adversely change the terms of any material client or IP contract;

8.1.7

hire any employee with a fixed (i.e., without bonus or other entitlements) annual salary in excess of EUR 75,000 (“Key Employee”), except to the extent that any such employee is hired to replace another whose fixed annual salary exceeded such amount;

8.1.8	grant any loans for the benefit (whether direct or indirect) of any officer, director or Key Employee; or

8.1.9	assign, license, charge or otherwise dispose of any Company’ IP Rights other than software licenses of use which may be granted in the ordinary course of business;

8.1.10

incur any additional borrowings (other than as expressly provided for in this Agreement or by bank overdraft or similar facility in the ordinary course of business and within the limits subsisting at the date of this Agreement) or incur any other financial indebtedness;

8.1.11

declare, make or pay any dividend or other kind of distribution (including the reimbursement of contributions) to shareholders. For the avoidance of doubt: The assumption of the Intra Seller Loans Liabilities by the Company pursuant to Clause 17 shall not be considered or construed as a dividend payment or other kind of distributions for the purposes of this Clause 8.1.11;

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8.1.12

take part in any merger, spin-off or any other structural change (Umwandlung) or winding-up or, unless mandatory law so requires (e.g., obligation of the Founders to file for insolvency pursuant to applicable insolvency law), file an application for insolvency or liquidation;

8.1.13	increase or decrease its share capital, issue any new shares, options, warrants, bonds or any other securities or rights granting the right to acquire or subscribe for shares in the Company; and

8.1.14	grant or create any charge over any asset or shares of the Company, other than charges in the ordinary course of business.

8.2

The (negative) covenants set out on Clause 8.1 shall not apply in case (i) applicable law requires to perform any the measures set out in Clause 8.1, or (ii) such measures are necessary to protect the Company from any damage, or (iii) the Buyer or SWVL INC has not fulfilled a payment obligation under this Agreement.

8.3

Notwithstanding the provisions of Clause 8.1 above, the Sellers may request authorization from the Buyer in order to carry out the actions provided for in such clause, by means of a written notice to the Buyer, in accordance with the terms provided for in Clause 27 below and which shall not be unreasonably withheld or delayed by the Buyer. In the event that the Buyer does not respond to the notification of the Sellers within five days from the receipt of the same, the Sellers shall be entitled to carry out such actions.

9.	Closing

9.1	Date and location

On the terms and subject to the conditions set out in this Agreement, completion of the Transaction (the “Closing”) shall take place at the offices of Ebner Stolz in Cologne or, if a meeting in person is reasonably not possible or if the Parties so agree in writing, remotely via exchange of documents:

9.1.1 at 10:00 hours CET on the second (2nd) Business Day following the date on which the Condition Precedent has been satisfied or waived on the terms set forth in Clause 6 above; or

9.1.2 at such other date and time as the Parties may agree in writing

(the “Closing Date”).

9.2	Pre-Closing Certificate

The Sellers shall deliver to the Buyer one (1) Business Day prior to the Closing Date a certificate (the “Pre-Closing Certificate”) with the following documents and information: (i) the Management Accounts (as this term is defined in Clause 5.1 above) and (ii) the Sellers’ Bank Accounts and depository accounts for the transfer of the Pivotal Shares.

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9.3	Actions at Closing

At Closing, the following actions (the “Closing Actions”) shall be undertaken in the order set out below which, together, shall constitute the Closing for the purposes of this Agreement:

9.3.1 the Founders and the Company shall execute the IP Transfer Agreements in accordance with the drafts attached thereto as Schedule 9.3.1;

9.3.2	the Buyer and SWVL INC shall pay and the Sellers shall receive the Payment at Closing in accordance with Clause 4.3;

9.3.3	the Sellers shall deliver a shareholders’ resolution with the amendment of the authority to represent the Company of the Founders (no contracting with oneself);

9.3.4

the Sellers shall deposit the USB with the acting notary; and the Sellers and the Buyer enter into a Standard Deposit Agreement with the acting Notary regarding (i) the custody of the USB, (ii) the surrender of copies of the USB and (iii) the fate of the USB after the expiry of a retention period of the USB with the acting Notary, whereby Standard Deposit Agreement is drafted by the Acting Notary;

9.3.5

the Sellers shall deliver a shareholders’ resolution regarding the approval of the financial statements for the financial year 2021 and granting of full discharge (Entlastung) to the Founders in their capacity as managing directors of the Company for the financial year 2021 and the current financial year until the Closing Date.

9.4

All the actions, transactions and deliveries which are required to take place at, and constitute, the Closing pursuant to Clause 9.3 shall be regarded part of one simultaneous transaction, so that the Closing shall not be deemed to have been completed, unless all such actions, transactions and deliveries have taken place as provided in this Agreement.

9.5	Closing Memorandum

Upon completion of all Closing Actions, the Sellers and the Buyer shall execute a closing memorandum by which they confirm that (i) the Condition Precedent has been duly fulfilled or waived, (ii) all Closing Actions have been duly performed or waived and (iii) the Closing has taken place (the “Closing Memorandum”). The Closing Memorandum shall serve as irrefutable evidence (unwiderleglicher Beweis) that all Closing Actions have been duly taken and the Closing has taken place. However, the Closing Memorandum shall not limit or prejudice any rights of the Parties arising under or in connection with this Agreement.

9.6

Immediately upon execution of the Closing Memorandum, the Parties shall provide the acting notary with a copy thereof. Upon receipt of the copy of the Closing Memorandum from either Party, the notary shall submit a revised shareholder list (Gesellschafterliste) for the Company which reflects the transfer of the Shares to the Buyer to the commercial register.

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10.	Liability Regime

10.1	Sellers‘ Representations and Warranties

Subject to Closing, the Sellers herewith warrant severally (einzelschuldnerisch), but not jointly and severally (gesamtschuldnerisch), to the Buyer by way of an independent guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 of the German Civil Code (BGB) that as at the Signing Date each of the warranties (the “Sellers’ Representations and Warranties”) given in Schedule 10.1 is true and accurate.

10.2	Sellers’ Liability

The Sellers undertake to severally (einzelschuldnerisch), but not jointly and severally (gesamtschuldnerisch), indemnify (as set forth in Clause 12), subject to the limitations of liability under this Clause, the Buyer against any Damages resulting from any breach of the Sellers’ Representations and Warranties set forth in Schedule 10.1 that proves to be untrue or inaccurate.

10.3	Rivertree Representations and Warranties

Seller 1 herewith warrants to the Buyer by way of an independent guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 of the German Civil Code (BGB) that as at the Signing Date each of the warranties (the “Rivertree Representations and Warranties”) given in Schedule 10.3 is true and accurate.

10.4	Rivertree Liability

Seller 1 undertakes to indemnify (as set forth in Clause 12), subject to the limitations of liability under this Clause, the Buyer against any Damages resulting from any breach of the Rivertree Representations and Warranties set forth in Schedule 10.3 that proves to be untrue or inaccurate. The Founders guarantee and undertake to the Buyer to ensure that Seller 1 will not (i) for a period of 15 months from the Closing Date declare, make or pay any dividend, fee or other distribution (or interest on any unpaid dividend, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital or redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so and (ii) for a period of 18 months from the Closing Date transfer or otherwise dispose of its Pivotal Shares other than in an arm’s length transaction (without prejudice to the foregoing undertaking in item (i)).

10.5	Notwithstanding the above, in any case, each Seller makes only the Sellers’ Representations and Warranties for itself/himself and with regard to its/his Shares and Shareholder Loans only, and no

Seller shall be liable for the untruth or inaccuracy of the Sellers’ Representations and Warranties of any other Seller.

10.6

For the avoidance of doubt, (i) the Sellers shall in no case be liable for any claim for Damages arising as a result of any breach of the Sellers’ Representations and Warranties contained in this Agreement and (ii) Seller 1 shall in no case be liable for any claim for Damages arising as a result of any breach of the Rivertree Representations and Warranties (together with the Sellers’ Representations and Warranties the “Representations and Warranties”) contained in this Agreement to the extent

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10.6.1	circumstances giving rise to the breach of the Representations and Warranties had been excepted or qualified in such Representations and Warranties; or

10.6.2

the underlying facts, circumstances or events forming the basis of the claim (anspruchsbegründende Tatsachen) within the meaning of sec. 199 para. 1 no. 2 German Civil Code (BGB) are known by the Buyer, its managing directors, employees or advisors on the Signing Date, it being understood that the Buyer shall be deemed to have knowledge of all matters which have been truly and fairly disclosed or described in the VDR, unless the disclosure was not made (i) in a manner or in a context which could be reasonably associated with the matter in question, and (ii) in such detail that the risks inherent in such matter as well as its significance, nature and effect could be identified by a reasonable investor applying the standard of ordinary care of a prudent businessperson (Sorgfalt eines ordentlichen Kaufmanns); sec. 377 German Commercial Code (HGB) and sec. 442 German Civil Code (BGB) shall not apply.

10.7

The Buyer agrees and accepts to acquire the Company in the condition it is on the Signing Date and the Closing Date, based upon its own inspection, examination and determination with respect thereto (including the due diligence review conducted by the Buyer and its advisors), without reliance upon any express or implied representations, warranties or information of any nature made or provided by Sellers or any employee, advisor, agent or representative of the Sellers, other than Representations and Warranties expressly provided for in this Agreement. Any further representation, warranty or other comfort in favour of the Buyer that would otherwise be implied or applicable is hereby excluded to the maximum extent permissible under applicable law.

10.8

For the purposes of this Agreement, “Damage” includes any loss, damage, harm, charge, liability, depreciation, penalty, fine, or surcharge, interest or expense of any kind (including the fees or costs related to attorneys, agents in court, notaries, auditors, accountants, experts or other professionals), but excluding any consequential, indirect or punitive damages, loss of profit, revenues or opportunities, frustrated expenses and internal as well as overhead costs. Any liability resulting from a breach of the Representation and Warranties due to a recalculation (Neuberechnung) of the Purchase Price, including any calculation of a loss or damage on the basis of a multiple, is explicitly excluded.

10.9

The Buyer shall not be entitled to bring a claim and the Sellers shall not be liable for a Damage, if and to the extent any existing or future offsetting benefits, savings or other quantifiable financial advantages accrue or are attributable to the Buyer or the Company on account of the matters or circumstances giving rise to such claim, including any tax benefits.

10.10	Monetary limits for Representation and Warranties

10.10.1

The maximum aggregate liability payable by a Seller in respect of all and any Claims or Third Party Claims resulting from the breach of a Sellers’ Representation and Warranty, shall be 100 % of the Purchase Price actually received by that respective Seller in accordance with Clauses 4.3.2 and 4.4.2 at that time.

10.10.2

The maximum aggregate liability payable by Seller 1 in respect of all and any Claims or Third Party Claims resulting from the breach of a Rivertree Representation and Warranty, shall be 25 % of the Purchase Price actually received by Seller 1 in accordance with Clauses 4.3.2 and 4.4.2 at that time.

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10.10.3	Seller 1 shall not be liable for any Damages resulting from the breach of the Rivertree Representations and Warranties in a threshold amount lower than EUR 25,000.00 (the “de Minimis Franchise”).

10.10.4

Seller 1 shall not be liable for any Damages resulting from the breach of the Rivertree Representations and Warranties unless the amount recoverable, when aggregated with the amount of all Claims or Third Party Claims in respect of which the Buyer are entitled to recover (excluding, for the avoidance of doubt, any Claim or Third Party Claim for which the Buyer were not entitled to recover by reason of Clause 10.10.3 exceeds the threshold amount of EUR 50,000.00 (the “Basket”), in which event the whole amount of all such Claims or Third Party Claims shall be recoverable and not merely the excess.

10.11	Time limitations to raise claims for breach of Representations and Warranties

Any claim of the Buyer resulting from the breach of Sellers’ Representations and Warranties, shall become time-barred after two years from the Signing Date and any claim of the Buyer resulting from the breach of Rivertree Representations and Warranties, shall become time-barred after 18 months from the Signing Date.

10.12	Recovery from a third party

If the Sellers have paid an amount in discharge of any claim, and the Buyer or the Company recovers from a third party a sum which indemnifies or compensates the Buyer or the Company (in whole or in part) for the Damages which are the subject matter of such claim, the Buyer or the Company shall pay to the Sellers as soon as practicable after receipt of such sum an amount equal to the sum recovered from the third party.

10.13	Other limitations of liability

10.13.1	Provisions and reserves.

The Sellers shall not be liable in respect of any Damage or claim if and to the extent it is based on a matter reflected in or provided for or reserved (up to the amount of such provision or reserve) in the Financial Statements but only to the extent of such amount.

10.13.2	Actual nature of a loss.

The Sellers will only be liable in respect of a Damage actually suffered by the Buyer or the Company. In particular, without limiting the generality of the foregoing, if any Damage shall arise by reason of some liability which at the time that the claim is notified to the Sellers is contingent only, the Sellers shall not be under any obligation to make any payment to the Buyer until such time as such contingent liability ceases to be so contingent and has become an actual liability.

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10.13.3	Insurance.

The Sellers shall not be liable in respect of Damage to the extent that the claim relates to any Damage which is effectively recoverable by the Buyer (or any assignee or successor in title thereof) or the Company from any of its insurers whether such insurance is taken out before or after the Closing Date.

10.13.4	No double recovery.

The same Damage under this Agreement shall only give rise to one recovery by the Buyer under this Agreement.

10.13.5	Change in Law.

The Sellers shall not be liable in respect of a change in any applicable law or substantial change in the interpretation of any applicable law by any applicable court or by any governmental authority, in either case occurring after the date of this Agreement, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part after the Closing Date.

10.13.6	Mitigation.

Nothing in this Agreement restricts or limits the general obligation at law of the Buyer to mitigate any Damage (Section 254 German Civil Code—BGB). Where the Sellers are, or may become, under any obligation to make any payment to the Buyer pursuant to this Agreement the Buyer shall take all reasonable steps to mitigate the Damage in respect of which the payment is or may become due.

10.14

Subject to mandatory law, in particular Section 123 or 276 para. 3 BGB, and except as otherwise expressly provided in this Agreement, the Representations and Warranties are exhaustive and no further warranties or guarantees have been, or shall be deemed to have been, given by the Sellers.

10.15	Sole Remedy

The Buyer hereby waives to the fullest extent legally possible any and all rights and claims against the Sellers, or any of their respective directors, officers, employees or advisors under or in connection with this Agreement other than those expressly set forth in this Agreement, including without limitation any rights or claims to, or regarding, (i) voidance (Anfechtung) pursuant to Section 119 para. 1 and 2 BGB, (ii) frustration of contractual basis (Störung und Wegfall der Geschäftsgrundlage) pursuant to Section 313 BGB, withdrawal from contract (Rücktritt vom Vertrag) or otherwise any right to require the winding-up of the transactions contemplated by this Agreement, (iii) post-performance (Nacherfüllung) pursuant to Section 437 no. 1 BGB or otherwise, (iv) reduction of any part of the purchase price (Minderung) pursuant to Section 441 BGB, (v) damages for the entire object of performance (Schadensersatz statt der ganzen Leistung) pursuant to Sections 281, 282, 283 BGB or otherwise and (vi) claims for damages pursuant to Sections 311, 241, 280, 823 et seq. BGB (including, for the avoidance of doubt, culpa in contrahendo and positive breach of obligation (positive Forderungsverletzung)), (vii) reimbursement of futile expenditure (Ersatz vergeblicher Aufwendungen) or (viii) defects in quality or title (Sach- oder Rechtsmängel).

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11.	Claims Procedure

11.1	Notice of a Claim.

The Buyer shall without undue delay, but in no case later than twenty (20) Business Days after having become aware of the facts or circumstances underlying a Claim, serve written notice on the Sellers of any facts or circumstances (the “Notice of Claim”) resulting (i) in any of the Representations and Warranties being untrue or inaccurate as of the date of this Agreement; (ii) in any other Damage, resulting from the breach of any other contractual obligation under this Agreement, which may result in the Buyer seeking Damages from the Sellers (a “Claim”).

Each Notice of a Claim shall be sent in accordance with Clause 27 and shall contain, with respect to each Claim, (i) a description of the facts and the nature of the Claim, according to the information available at the moment the Notice of Claim is served, (ii) a description of the grounds on which the Sellers’ liability for Damages arises under this Agreement, and (iii) the amount claimed, if it is possible to quantify at that moment.

The Buyer shall promptly provide to the Sellers the information (in its possession or control) reasonably required to enable the Sellers to analyse any Claim brought by the Buyer.

11.2	Sellers’ Response

Within twenty (20) Business Days from receipt of a Notice of Claim in accordance with Clause 11.1 above, the Sellers shall send a written notice to the Buyer in accordance with Clause 27 (a “Response”) stating whether:

11.2.1	The Sellers consider that the Claim is covered by the Representations and Warranties or constitutes any other Damage under this Agreement

(a)	and accept the amount of the Claim; or

(b)	but do not accept the amount of the Claim, in which case any of the Parties may start the court proceedings contemplated in Clause 28 below, but only in respect of the disputed amount.

11.2.2

The Sellers consider that the Claim is not covered by the Representations and Warranties, or it does not constitute any breach under the Agreement. In this case, any of the Parties may start the court proceedings contemplated in Clause 28 below.

In the event that the Sellers fail to send a Response to the Buyer within the required twenty Business Days period, the provisions in lit. 11.2.2 above shall apply.

11.3	Third Party Claim.

In the event that any third party announces or serves notice of a claim (in court or directly to the Buyer) in connection with the Sellers’ Representations and Warranties or the Rivertree Representations and Warranties (a “Third Party Claim”), the Buyer shall give notice to the Sellers or, in case of the Rivertree Representations and Warranties, the Seller 1 of such a Third Party Claim without undue delay by serving Notice of Claim no later than ten (10) Business Days after the day when the Buyer was served with the Third Party Claim.

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The provisions in Clause 11.2 above shall also apply to Notices of a Claim that are based on a Third Party Claim. Additionally, the Sellers may state in the Response that they will undertake the defence of the Buyer in the Third Party Claim, in which case the Buyer shall:

11.3.1

Promptly execute as many powers of attorney (including general powers to conduct litigation) in favour of as many attorneys and solicitors as the Sellers may reasonably request. The Buyer may however appoint its own co-counsel (at the Buyer’s expense), in which case no action will be taken or strategy will be followed by the Sellers without consulting with the Buyer.

11.3.2

make available to the Sellers on a timely basis all documents, records and other materials in the possession of the Buyer required by the Sellers for their use in defending the Third Party Claim and shall otherwise cooperate with the Sellers in the defence of such a claim.

11.3.3

not have the right to settle, adjust, accept or compromise such Third Party Claim without the consent, as applicable, of the Sellers, provided, however, that the Sellers shall not unreasonably withhold or delay such consent.

11.3.4	be obliged to proceed with any recourse or appeal in the relevant Third Party Claim proceedings if so requested, as applicable, by the Sellers;

11.3.5	be under a duty of diligence when directing the defence of a Third Party Claim and shall make all reasonable efforts to mitigate the Damage that may result from any such Third Party Claim.

If the Sellers do not undertake the defence of the Third Party Claim the Buyer will be entitled to conduct the defence of the Third Party Claim. In this case, the Buyer undertakes to inform the Sellers monthly about the evolution of the Third Party Claim or, earlier, if there were a relevant actions to be taken or a court resolution were made in relation to the same.

12.	Remedies

If and to the extent the Seller(s) have to indemnify the Buyer from a Claim, the Seller(s) shall (i) put the Buyer in such position as the Buyer would have been in without the breach of the Representations and Warranties (restitution in kind; Naturalrestitution) or (ii), if and to the extent that within period of three (3) months from the receipt of the Notice of Claim, the Seller(s) fail(s) to achieve factual remediation, or factual remediation is impossible, or the Seller(s) finally refuse(s) (ernsthaft und endgültig verweigern) to factually remedy a breach, the Seller(s) shall, subject to the limitations set forth in this Agreement, only pay monetary damages (Schadensersatz) to the Buyer for the Damage, provided that, the Seller(e) may, in its/their sole discretion, elect to pay such monetary damages (Schadensersatz) either (y) by way of payment in cash or (z) by way of transfer of Pivotal Shares, it being understood that, regardless of their actual value, such Pivotal Shares shall be deemed to have a fixed value equal to the Initial Pivotal Share Price (such transfer shall prevail over any restrictions under Clause 10.4).

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13.	Tax Indemnity and Information

13.1	Tax Indemnity

13.1.1

The Seller 1 shall indemnify and hold harmless the Buyer from and against any Taxes in excess of in total EUR 10,000.00 which are (i) imposed on and payable by the Company under applicable law, and relate to Tax periods (Veranlagungszeiträume, Erhebungszeiträume) or portions thereof ending on or prior to the Effective Date, or arising or assessed as a consequence of the failure of the Seller 1 or any person connected with the Seller 1 (other than the Company) to satisfy or discharge all or part of any Taxes of the Company in due time, or arising or assessed as a consequence of the Permitted Leakage, and (ii) do not fall under Clause 13.1.2 below (each individually an “Indemnifiable Tax” and collectively the “Indemnifiable Taxes”; such claim a “Tax Indemnification Claim”).

13.1.2	The Seller 1 shall not be liable for, and Buyer shall not be entitled to bring any Tax Indemnification Claim, if and to the extent that

(a)	the relevant Tax has been discharged on or prior to the Effective Date;

(b)

that the Buyer is entitled to any Tax benefit arising within seven (7) years after the Effective Date (including a Tax reduction or the creation or the increase of carried back or forward Tax losses) and attributable to the fact, event or matter giving rise to the respective Tax Indemnification Claim. The Tax benefit shall reduce the Tax Indemnification Claim (i) by the full amount of the Tax benefit if and to the extent the Tax benefit has become cash-effective in periods prior to the day on which the Tax Indemnification Claim becomes due, or (ii) in the amount of its present value if and to the extent the Tax benefit is allocable to periods after such date; the present value shall be calculated on a lump-sum basis by (x) applying the Tax rate applicable in the year in which the Tax Indemnification Claim becomes due, and (y) applying a discount rate of 1 % per annum over the period in which the Tax benefit will be realized.

(c)	the relevant Indemnification Tax is recovered from a third Party;

(d)	the relevant Tax results from any change in accounting or Taxation policy or practice of the Buyer introduced after Closing (save where necessary to comply with mandatory Law);

(e)

such Tax results from any transaction, action or omission (including but not limited to the approval or implementation of any reorganisation measure, the sale of any asset or any Tax related election) taken by the Buyer on or after the Effective Date (save where necessary to comply with mandatory Law);

(f)

the Buyer has failed to comply with any of its obligations set forth in this Clause 13.3 and 13.4 unless and to the extent such failure has not affected the ability of the Sellers to properly defend itself or the Company against the relevant Indemnifiable Tax.

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13.1.3

Seller 1 shall only be liable to indemnify and hold harmless for Taxes according to Clause 13.1 above if and to the extent the aggregate amount of all Indemnifiable Taxes exceeds all liabilities (Verbindlichkeiten) and provisions (Rückstellungen) for Taxes included in the Financial Statement for 2021 irrespective of whether such liability or provision relates to the specific Tax giving rise to such claim.

13.1.4

Any Tax Indemnification Claim shall become due and payable on the later of (i) ten Business Days following written notice by the Buyer (which notice shall include a copy of the relevant Tax assessment of the competent Tax Authority), and (ii) five Business Days before such Taxes are due to the competent Tax Authority.

13.1.5

The Buyer shall pay to the Seller 1 any Tax Refunds in excess of in total EUR 10,000.00 received by the Company for Tax periods (Veranlagungszeiträume, Erhebungszeiträume) or portions thereof ending on or prior to the Effective Date, except to the extent the respective claim for a Tax Refund is included in the Financial Statement for 2021 except to the extent such liability or provision has been set off against any Tax Indemnification Claim.

13.1.6

Any Tax Refund shall become due and payable within five (5) Business Days after the relevant decision of the Tax Authority has been taken or the dissolution of the relevant liability or provision for Taxes has to be effected according to applicable statutory law or accounting standards.

13.2	Undertakings of the Buyer

13.2.1	The Buyer shall not, and shall procure that after the Closing Date the Company or their direct or indirect shareholders shall not,

(a)

take any action or omission that gives or will likely give rise to any additional Tax liability of the Sellers or their direct or indirect shareholders or result in any increase thereof or in the loss or reduction of any Tax Asset of the Sellers or their direct or indirect shareholders; and

(b)

if it leads or will likely lead to a Tax Indemnification Claim (a) exercise or change any Tax election right for the Company, (b) prepare, determine or change any (commercial or tax) financial statements or accounting practice of the Company, (c) amend any Tax Return filed for the Company, or (d) enter into any transaction, merger, conversion or any other kind of restructuring;

unless (i) the relevant action is compelled by mandatory law or (ii) the Sellers has given its prior written consent to the Buyer.

(c)

If and to the extent the Buyer fails to perform any of its obligations pursuant to Clause 13.2 above, the Buyer shall indemnify the Sellers against any direct or indirect Taxes or penalties (including, without limitation, the reduction of current losses or loss carryforwards). Any amount payable under this Clause 13.2 shall be due and payable on the tenth Business Day following receipt of a respective payment request from Seller.

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13.3	Tax Returns and Tax Assessments

13.3.1

Prior to and until the Closing Date, the Seller 1 shall cause the Company, to prepare and file, when due all Tax Returns, to be prepared and filed for financial years (Geschäftsjahre) and Tax periods ending on or before the Closing Date for the Company.

13.3.2

If, after the Closing Date, any Tax Authority informs the Company of (i) any Tax audit, similar audits or inspections and other administrative Tax proceedings that are announced to be brought forward or commenced by any competent Tax Authority or other authority, (ii) all Tax claims (Steuerforderungen) that are asserted or assessed by any Tax Authority, or (iii) all Tax assessments (Steuerbescheide) or similar measures of any Tax Authority and (iv) of any relevant decision by any competent Tax Authority which could give rise to a Tax Refund, each of (i) to (iv) relating to any matter which could give rise to (or increase) a Tax Indemnification Claim or a Tax Claim of the Seller 1 under this Clause 13 (each such matter a “Relevant Tax Matter”), the Buyer shall notify the Sellers of such matter in writing. The Buyer’s notice shall be given within ten Business Days after the Company has received the relevant information or knowledge in writing, or at any earlier date if required to enable the Sellers to participate in any Tax audit or to review the relevant Tax assessment within the applicable period available for an appeal or other legal remedy. The notice in accordance with the above shall contain (i) information as to the Tax Authority initiating such Relevant Tax Matter relating thereto; (ii) information describing the object of the Relevant Tax Matter; and (iii) copies of any notice or other document received from any Tax Authority relating thereto. If the Buyer has reason to believe that a payment is to be made by the Seller 1 pursuant to Clause 13.1, such notice shall state the amount of the alleged Indemnifiable Tax and must be accompanied by evidence reasonably necessary to determine the fact, amount and payment of such claim.

13.4	Cooperation on Tax Matters

13.4.1

The Parties shall (i) fully cooperate with each other and their advisors, and the Buyer shall ensure that the Company fully cooperates with the Sellers, each at their own expense, in connection with any Relevant Tax Matter, including but not limited to the preparation or filing of any Tax Return, the conduct of any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation and (ii) provide each other with all documents or information which the respective other Party reasonably requests in connection with any right or obligation under this Clause 13.

13.4.2

The Seller 1 shall be in control of any Relevant Tax Matter, and the Buyer shall, and shall ensure that the Company follows any reasonable instructions of the Sellers in respect of any Relevant Tax Matter. In particular, and without prejudice to the aforementioned, the Buyer shall

(a)

not cause or permit the Company to take any action on or after the Closing Date (including, without limitation, the making or changing of any Tax election, the amendment of any Tax Return or the taking of any Tax position on any Tax Return) that could give rise to (or increase) any Tax Indemnification Claim without the Sellers’ prior written consent;

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(b)

keep and make available to the Seller 1, and instruct that the Company will keep and make available to the Seller 1, all books, records and information relating (wholly or partly) to any Relevant Tax Matter in accordance with, and during the periods required under statutory law and, following such periods, give the Seller 1 reasonable notice prior to transferring, discarding or destroying, and allow the Sellers to take possession of any such books, records and information;

(c)

provide, or instruct the Company to provide, to the Seller 1 and its advisors, upon the Sellers 1’s request, all relevant documents or other information reasonably required and permit, to the extent relating to a Relevant Tax Matter;

(d)

permit, or instruct the Company to permit, the Seller 1 and its advisors to participate at their sole discretion and at the Seller 1’s expense, in all current and future Tax proceedings relating (wholly or partly) to a Relevant Tax Matter in such a way that the Seller 1 shall be entitled directly and/or via advisors of its choice to actively control such Tax proceedings insofar as they relate to a Relevant Tax Matter;

(e)

at the Seller 1’s expense (except for internal costs of the Company), challenge and litigate, and instruct the Company to challenge and to litigate, at the request of the Seller 1 and at the Seller 1’s sole discretion and according to the Seller 1’s instructions, any Tax assessment relating to a Relevant Tax Matter;

(f)

not accept, compromise, dispose of or settle, and instructs that the Company does not accept, compromise, dispose of or settle, any Tax proceedings or Tax assessment relating to a Relevant Tax Matter without the Seller 1’s prior written consent which shall not be unreasonably withheld.

13.5	Miscellaneous

13.5.1	All payments to be made by either Party to the respective other Party under this Clause 13 shall be deemed and treated as an adjustment of the consideration for the purchase of the Shares.

13.5.2

Any claims under this Clause 13 shall become time-barred (verjähren) on the date falling six months after the respective Tax assessment for the relevant Tax having become finally binding and non-appealable/amendable (formell und materiell bestandskräftig). Tax Refunds shall not become time-barred (verjähren) on the date falling six months after the notice of the Buyer in writing.

14.	Rivertree Indemnity

The Seller 1 shall indemnify and hold harmless the Buyer from and against any damage resulting from an extraordinary termination of the Rheinbahn Contract by Rheinbahn Düsseldorf within three (3) months after the earlier of the public announcement of the Transaction or the Closing Date, which termination must have become effective due to a change of control as a result of the Transaction. “Rheinbahn Contract” means the SaaS contract dated June 2020 between the Company and Rheinbahn Düsseldorf. In this Clause 14 damage shall include only loss of revenues of the Company, and not loss of profits, which would have accrued until the earliest date Rheinbahn could effect an ordinary termination; Clause 10.8 shall not apply.

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15.	Representations and Warranties of the Buyer and SWVL Inc.

The Buyer and SWVL INC, on the date of execution of this Agreement, provides to the Sellers the following representations and warranties (the “Buyer’s Representations and Warranties”).

15.1	Each of the Buyer and SWVL INC represent and warrant to the Sellers as of the Signing Date and the Closing Date that:

15.1.1

Each of the Buyer and SWVL INC is a company duly incorporated, validly in existence and in good standing under the laws of its jurisdiction, and it has full power to conduct its business as conducted at the date of this Agreement.

15.1.2

The Buyer has full capacity to buy and acquire the Shares, to enter into this Agreement and execute the Transaction. No consent, approval or authorization which has not been obtained at the date of this Agreement is required by it for entering into the Agreement and executing the Transaction.

15.1.3

SWVL INC has full capacity to buy and acquire the Shareholder Loans, to enter into this Agreement and fulfil the payment undertakings (including delivery and transfer of the Pivotal Shares, and all payment obligations and undertakings of the Buyer) contained therein when due. All agreements and instruments are in place that enable SWVL INC to deliver and transfer the Pivotal Shares when due. No consent, approval or authorization which has not been obtained at the date of this Agreement is required by it for entering into the Agreement and executing the Transaction.

15.1.4	This Agreement creates valid and binding obligations over each of the Buyer and SWVL INC, which are fully enforceable against them in accordance with the terms and conditions set out in the Agreement.

15.1.5	The execution and performance of this Agreement does not entail a breach of

(a)

any law, regulation, judgement, order, norm or case-law applicable to the Buyer or SWVL INC, including the applicable anti-money laundering laws and, in particular, that the origin of the funds paid by the Buyer or SWVL INC to the Sellers is lawful and does not come from any activity contrary to the legislation to which it is subject;

(b)	the Buyer or SWVL INC by-laws or deed of incorporation; or

(c)	any contract, agreement or instrument to which the Buyer or SWVL INC is a party.

15.1.6	Each of the Buyer and SWVL INC is not insolvent or bankrupt under the laws of its jurisdiction, nor unable to pay its debts as they fall due.

15.1.7

Each of the Buyer and SWVL INC has available cash or available financing facilities which will at the Closing Date in accordance with this Agreement provide the necessary cash resources to meet its obligations under this Agreement.

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15.2

The Buyer and SWVL INC undertake to indemnify and hold the Seller harmless from and against any effective Damages directly and exclusively resulting from any of the Buyer’s Representations and Warranties that proves to be untrue or inaccurate as of the Signing Date or the Closing Date. Any Claim served by the Sellers in respect of the untruthfulness or inaccuracy of any of the Buyer’s Representations and Warranties, as well as the Buyer’s response to such a Claim, shall be made, mutatis mutandis, in accordance with—and subject to the limitations established in—Clause 10.11 above.

16.	Joint and Several Liability between Buyer and SWVL Inc.

The Buyer and SWVL INC shall be jointly and severally liable (gesamtschuldnerisch) for any and all of the obligations assumed by the Buyer and/or SWVL INC under this Agreement and the Sellers shall be free to claim the fulfilment of any obligation of the Buyer and/or and SWVL INC under this Agreement (in particular the payment obligations set forth in Clause 4 above) to any of them (the Buyer and/or SWVL INC) without limitation, regardless of whether the Buyer or SWVL INC has individually assumed the relevant obligation herein.

17.	New service contracts of Founders

Buyer, SWVL INC and Founders undertake to procure the execution of new managing director service contracts (Geschäftsführeranstellungsverträge) between the Company and the Founders in due time after Closing, which new service contracts shall have essentially the same terms and conditions as the existing service contracts of the Founders, subject to the adjustments set out in Schedule 17.

18.	Assumption of Intra Seller Loans

18.1	The Company hereby assumes with full discharge for the Seller 1 (befreiende Schuldübernahme) the Intra Seller Loans Liabilities, subject to and with effect as of Closing.

18.2	Seller 1 and Seller 2 hereby agree and confirm the assumption (befreiende Schuldübernahme) of the Intra Seller Loans Liabilities by the Company in accordance with Clause 18.1.

18.3

Subject to the limitations provided for in Clause 19.1, the Company, and Buyer hereby covenant and undertake to, and SWVL INC shall exercise its rights as sole shareholder to procure that the Company and Buyer will, repay and fulfill the Intra Seller Loans Liabilities by way of cash payment to the Seller 2 and the Seller 2 agrees that the Intra Seller Loans Liabilities and any interest thereon will only be repaid from any profits of the Company, liquidation surplus (Liquidationsüberschuss) of the Company and from any assets exceeding the other liabilities (freies Vermögen) of the Company it being understood that funding from the Buyer and SVWL INC in accordance with Clause 19.3 will be eliminated when determining the profits or assets exceeding other liabilities for the purpose of this Clause 18.3.

19.	No Repayment of Shareholder Loans; Funding; Covenants

19.1

The Buyer and SWVL INC undertake, and undertake to procure, vis-à -vis the Sellers that (i) no payments are made to repay the Shareholder Loans, including the Intra Seller Loans, and (ii) no capital reserves of the Company are released and paid out within twelve (12) months after the Closing.

McDermott: 24 March 2022

19.2

The Buyer and SWVL INC further undertake, and undertake to procure, vis-à -vis the Sellers and the Company that, after the Signing Date and until the date that falls twelve months after the Closing, the Company will not become illiquid or over-indebted and, in particular, will have sufficient funds available to make any payments to its creditors when due.

19.3

Notwithstanding the obligations of the Buyer and SWVL INC provided for in Clause 19.2, the Buyer and SWVL INC undertake vis-à -vis the Sellers for the twelve (12) months immediately following the Closing to provide to the Company with the sufficient funds to make any payments to its creditors when due by way of contribution to the Company’s capital reserves. SWVL INC undertakes vis-a-vis the Buyer to provide to the Buyer sufficient funds to fulfil its obligations under this Agreement.

19.4

In the event of a breach of Clauses 19.1, 19.2 or 19.3, the Buyer and SWVL INC hereby undertake to indemnify the Sellers and the Founders in full against all liabilities, including costs and expenses, and damages resulting therefrom or in connection therewith. This shall apply in particular in the event of a later challenge of payments on Shareholder Loans, including the Intra Seller Loans and the assumption of the Intra Seller Loans Liabilities by the Company.

20.	Non-Compete Untertaking

20.1

Each of the Founders and Seller 1 acknowledge that the obligations established in this Clause 20 are essential for the Buyer to enter into this Agreement under the conditions established therein, that said obligations are necessary to ensure the continuity of the Company’s Business and that its breach may cause substantial damage to the Buyer and the Company. Therefore, the Founders acknowledge that there is a legitimate interest, both commercial and industrial, in regulating this non-competition agreement, the non-use of names, brands and domains, and the non-solicitation, and they acknowledge that the resulting limitations of this Agreement are adequate and reasonable.

20.2

Each of the Founders and Seller 1 whether acting directly or indirectly through any related party, Affiliate, on his behalf or on behalf of any third party, undertake from a period of three (3) years from the date hereof and in relation to the geographic scope of United States, Europe, Latam, MENA, Pakistan, South Asia, South East Asia, India and Turkey to refrain from, directly or indirectly:

20.2.1

carrying out any activities or operations that compete with the Company’s Business, or managing, controlling, or providing advice or services to any third party that carries out activities or operations that compete with the Company’s Business;

20.2.2	promoting, sponsoring or acquiring or holding an interest in any third party, entity or business engaged in activities or operations that compete with the Company’s Business;

20.2.3	entering into any employment, commercial or professional relationship with any third party, entity or business engaged in activities or operations that compete with the Company’s Business;

20.2.4	approach or solicit any Person, firm or company who has within two years prior to the Closing been a regular customer of the Company in relation to the Business;

McDermott: 24 March 2022

20.2.5	hiring, enticing away or attempting to hire any employee or member of the management team or persuading them to resign from their position with the Company;

20.2.6

using or applying for domain names, trade names, trademarks, logos or any other signs that are identical or similar to those used by the Company, or using or applying for any Company’ IP Rights in relation to any product, process or service developed by or within the Company; or

20.2.7	making any oral or written statements to third parties whether in public or private that might adversely affect the Company, its reputation or its employees or business activities.

20.3	Notwithstanding Clause 20.2 above, the activities expressly authorized by the Buyer shall be excluded from the present non-compete obligation.

20.4

For the avoidance of doubt, holding securities of listed companies, to the extent they do not represent a percentage equal to or greater than five percent (5%) of the share capital of a listed company shall not be considered a breach of this Clause 20.

21.	Confidentiality

21.1

The Parties shall, and also shall oblige their Affiliates to, keep all information contained in this Agreement, its Schedules and any additional agreements or ancillary documents that the Parties may execute under (or in connection with) this Agreement, as well as any exchanged information relating to Sellers or the Business (including that information contained in the VDR and provided/obtained during the Q&A Sessions and the site visits) (jointly, the “Confidential Information”), strictly confidential.

21.2

Each Party agrees to make the Confidential Information accessible to its directors, officers, employees, agents or professional advisors (all of whom shall be informed of the confidentiality thereof and shall agree to keep it strictly confidential) only as far as necessary for the completion of this Agreement. In particular, Seller 3 is entitled to and shall not be restricted to disclose any information to the German Federal Ministry for Economic Affairs and Climate Action (BMWi), the German Federal Ministry of Finance (BMF) and the German Federal Audit Office (Bundesrechnungshof).

21.3

This confidentiality undertaking will not apply to any Confidential Information which is or becomes (other than as a result of any act or default by any of the Parties) part of the public domain, but solely from the date on which such Confidential Information has become part of the public domain, as well as in case disclosure of Confidential Information is required to comply with any applicable law or the de-SPAC Process or final and binding ruling of a court of competent jurisdiction or any governmental or regulatory authority (including any rules or regulations of any stock exchange or regulatory body to which a Party or the members of its group are subject) or to the extent required to complete any actions, perform any obligations or enforce any rights set forth in this Agreement.

21.4

The Parties consider it appropriate to issue a joint press statement on the day of the Signing Date. Such a press release shall be agreed and jointly issued by the Parties. In no case shall such press release include information on the purchase price or other commercial parameters of the transaction.

McDermott: 24 March 2022

22.	Assignment of the Agreement

This Agreement, or any rights or obligations hereunder, cannot be assigned by either Party without the prior written consent of the other Party.

23.	Several Liability of the Sellers and monetary limits

Except as expressly provided for otherwise in this Agreement, the Sellers shall be individually but not jointly responsible under or in connection with this Agreement (Haftung als Einzelschuldner, Ausschluss jeglicher gesamtschuldnerischer Haftung). Any joint liability of the Sellers is excluded to the extent permissible. The maximum aggregate liability payable by a Seller in respect of any and all Claims under or in connection with this Agreement shall be 100 % of the Purchase Price actually received by that respective Seller in accordance with Clauses 4.2.2, 4.3.2 and 4.4.1 at that time.

24.	Taxes and Expenses

Any and all taxes, costs and expenses incurred in connection with this Agreement will be borne by the Parties in accordance with the provisions hereof and the law. Each of the Parties shall bear the fees of their own lawyers, accountants and advisors. Notwithstanding the above, the costs of the notarization of this Agreement and deposit of the USB as well as all other fees and charges resulting from the conclusion or performance of this Agreement (including the satisfaction of the Condition Precedent) and the transfer of the Pivotal Shares will be borne by the Buyer. All transfer Taxes (Verkehrsteuern) arising from the conclusion or execution of this Agreement shall be borne by the Buyer unless otherwise provided for in this Agreement.

25.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all agreements, understandings, negotiations and discussions, whether written or verbal, between the Parties prior to the date hereof.

26.	Invalidity

If any provision of this Agreement would be declared by any judicial or other competent authority to be null and void or otherwise unenforceable, that provision shall be severed from the Agreement, but the remaining provisions of the Agreement shall remain in full force and effect.

The Parties shall in good faith negotiate to replace such a provision for a valid and enforceable one, in such reasonable manner so as to achieve as much as permitted by law the intention of the Parties.

27.	Notices and Communications

27.1

Any notice and communication under this Agreement shall be made in writing (in English), and delivered personally, with acknowledgement of receipt, or sent by registered post with acknowledgement of receipt, email with delivery confirmation or any other reliable means providing evidence of receipt. The Parties’ addresses for service shall be as follows:

McDermott: 24 March 2022

In the case of Seller 1:

For the attention of: Dr. Tom Kirschbaum / Maxim Nohroudi

Address: Torstr. 109, 10119 Berlin, Germany

E-Mail: tom@rivertree.io / maxim@rivertree.io

In the case of Seller 2:

For the attention of: Dr. Günther Lamperstorfer

Address: Maximilianstraße 52, 80538 Munich, Germany

E-Mail: guenther@lamperstorfer.net

In the case of Seller 3:

For the attention of: Esko Stahl / Petra Röttcher

Address: Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

E-Mail: esko.stahl@kfw.de / Petra.Roettcher@kfw.de

In the case of Seller 4:

For the attention of: Oliver Hoske

Address: Bockenheimer Landstraße 20, 60323 Frankfurt am Main, Germany

E-Mail: o.hoske@etronixx.de / privat@ktneumann.com

In the case of Seller 5:

For the attention of: Ariel Luedi

Address: Hammer 1, 6330 Cham ZG, Switzerland

E-Mail: ariel.luedi@gmail.com

In the case of Founder 1

For the attention of: Dr. Tom Kirschbaum

Address: Joachim-Friedrich-Str. 22, 10711 Berlin, Germany

E-Mail: tom@rivertree.io

In the case of Founder 2

For the attention of: Maxim Nohroudi

Address: Trabener Str. 19, 14193 Berlin, Germany

E-Mail: maxim@rivertree.io

In the case of the Buyer:

For the attention of: Youssef Salem

Address: Swvl Offices, Building 4, One Central, DWTC, Dubai, UAE

E-Mail: youssef.salem@swvl.com

Copy (which shall not constitute notice) to

Ebner Stolz

Dr. Daniel Kautenburger-Behr

Holzmarkt 1, 50676 Cologne, Germany

daniel.kautenburger-behr@ebnerstolz.de

In the case of SWVL INC:

For the attention of: Youssef Salem

Address: Swvl Offices, Building 4, One Central, DWTC, Dubai, UAE

E-Mail: youssef.salem@swvl.com

McDermott: 24 March 2022

In the case of the Company:

For the attention of: Dr. Tom Kirschbaum / Maxim Nohroudi

Address: Torstr. 109, 10119 Berlin, Germany

E-Mail: tom@rivertree.io / maxim@rivertree.io

The Buyer and SWVL INC each nominate Dr. Daniel Kautenburger-Behr, Ebner Stolz, Holzmarkt 1, 50676 Cologne, as authorized recipient (Zustellungsbevollmächtigter). Any revocation of authority for an authorized recipient is only valid if a person with address for delivery in Germany is appointed.

27.2

Notices shall be deemed to have been duly served on the date of the written confirmation of their receipt by the recipient (if sent by e-mail, on the date on which the sender receives a confirmation of “delivered” or “read” from its own system; if sent by registered post, on the date of the acknowledgement of receipt -or rejection of receipt- of the notice at the relevant address) and, if delivered personally, on the date of delivery; always provided that such notices are received/delivered on a Business Day before 17:00 hours (recipient’s time). If they were received/delivered on a Business Day after 17:00 hours (recipient’s time), they would be understood to be received/delivered on the following Business Day for the purposes of this Agreement.

27.3

The Parties shall notify each other of any change of their addresses or contact details, which shall be effective on the fifth Business Day after receipt of the notice, unless it specifies a different date from which the change of address or contact details shall be effective.

27.4	For the purposes of this Agreement, a “Business Day” shall mean a day, other than a Saturday or a Sunday, in which banks are generally open to the public for ordinary transactions in Berlin (Germany).

28.	Governing Law and Jurisdiction

28.1	Governing law

This Agreement and any contractual and non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Agreement) are governed by and shall be construed in accordance with German law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

28.2	Jurisdiction

The Parties hereby submit, with express waiver to any other forum which might otherwise be available to them, to the Courts of Berlin (Germany), which – to the extent legally permitted – will have exclusive jurisdiction to settle any dispute that may arise out of or in connection with this Agreement.

*****

McDermott: 24 March 2022

[Schedules and Exhibits Omitted]